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                                                               EXHIBIT 99.(I)(2)




                           SULLIVAN & WORCESTER LLP
                            One Post Office Square
                          Boston, Massachusetts 02109
                             Phone (617) 338-2800
                            FAX No. (617) 338-2880



                                                              Boston
                                                              September 26, 2000

The Trustees of
  Hotchkis and Wiley Funds
  (hereafter "Mercury HW Funds")
725 South Figueroa St., Suite 4000
Los Angeles, California 90017-5400

Ladies and Gentlemen:

        You have requested our opinion, as your special Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of Hotchkis and Wiley Funds, a trust with transferable shares under Massachusetts law (the "Fund"). We understand that our opinion is requested in connection with the filing by the Fund with the Securities and Exchange Commission (the "SEC") of Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "Securities Act"), Registration No. 2-96219, and Post-Effective Amendment No. 33 to its Registration Statement under the Investment Company Act of 1940, as amended, Registration No. 811-4182 (collectively, the "Amendment"), relating to the several series and classes of shares of beneficial interest, without par value, of the Fund (the "Shares"), and that you wish to file this letter with the SEC as an exhibit to the Amendment.

        The Fund was established pursuant to a Declaration of Trust dated August 22, 1984 (the "Original Declaration"), which, as theretofore amended, was amended and restated in its entirety by a Restated Declaration of Trust dated August 22, 1996, and thereafter amended and supplemented by a Certificate of Designation dated October 11, 1996, an Amended Certificate of Designation dated October 20, 1997, and an Amended and Restated Certificate of Designation dated January 27, 1999 (the Original Declaration, as so amended and restated and further amended and supplemented, the "Amended and Restated Declaration"). The Amended and Restated Declaration was thereafter further amended by a Certificate of Amendment dated September 15, 2000, changing the name of the Fund, effective October 6, 2000, to "Mercury HW Funds" (the "Certificate of Amendment"), and supplemented by an Amended and Restated Certificate of Designation dated September 15, 2000, authorizing, effective October 6, 2000, certain additional Classes of shares of certain of the Series of the Fund (the "Certificate of Designation", and the Amended and Restated Declaration, as amended by the Certificate of Amendment and supplemented by the Certificate of Designation, the "Declaration").

        For purposes of rendering the opinions stated herein, we have examined and are familiar with the Amended and Restated Declaration and the Certificate of Designation, and we have reviewed a proof of the Amendment which we are informed is substantially the form to be filed



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The Trustees of
   Hotchkis and Wiley Funds           -2-                     September 26, 2000


with the SEC, including the forms of the Prospectuses (the "Prospectuses") and the Statements of Additional Information (the "SAIs") to be included therein, records of the actions taken by yourselves and your predecessors as the Trustees of the Fund to authorize the issuance and sale of the Shares of its several Series and Classes, the By-laws of the Fund, as currently in effect, certificates of officers of the Fund and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions. We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

        Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

        1. The Fund is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

        2. The Fund is authorized to issue an unlimited number of Shares; the Shares of each Series and Class subject to the Registration Statement have been duly and validly authorized by all requisite action of the Trustees of the Fund, and no action by the shareholders of the Fund is required in such connection.

        3. The Shares, when duly sold, issued and paid for as contemplated by the Prospectuses and the SAIs, will be validly and legally issued, fully paid and nonassessable by the Fund.

        With respect to the opinion expressed in paragraph 3 above, we wish to point out that the shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

        This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

        We consent to your filing this letter with the SEC as an exhibit to the Amendment, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,

                                            /s/ Sullivan & Worcester LLP

                                            SULLIVAN & WORCESTER LLP